February 11, 2004	IMMEDIATE RELEASE

CONNECTICUT WATER SERVICE, INC. REPORTS RECORD EARNINGS FOR 2003

     Connecticut Water Service, Inc. (NASDAQ:CTWS), a water service company providing water to over 86,750 customers in 42 towns in Connecticut and Massachusetts, announced a 4.9% increase in net income for the year ended December 31, 2003, or $1.15 per basic share, as compared to $1.13 per basic share for 2002.

     Highlights of the 2003 financial results are as follows:

•	2003 was the 13th consecutive year of increased earnings as well as the 34th consecutive year of increased dividend payments (excluding dividends paid by companies subsequently acquired and accounted for under the “pooling-of-interests” method).

•	Non-Water Sales Earnings increased 65%, or $289,000, in 2003 as compared to 2002.

•	Income tax expense declined, in part, due to the tax benefits associated with the donation of a 178-acre parcel of land in 2003 for open space purposes; compared to donations of a total of 64 acres in 2002.

     Marshall T. Chiaraluce, the Company’s Chairman, Chief Executive Officer and President stated, “We are pleased with the increased earnings, especially in a year when our core water business generated lower water sales than expected due to the unusually cool and rainy summer weather. Our continuing success in our non-water business services in 2003 is due to higher profit margins on our service contract operations, increased customer enrollment in our Linebacker® program, and higher revenues from the leasing of telecommunications antenna sites.”

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News media contact:

David C. Benoit
CFO and Vice President — Finance
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630 Ext. 3030

Connecticut Water Service, Inc. & Subsidiaries

Consolidated Statements of Income
(in thousands except per share data)

	Year Ended
	December 31,
	2003	2002

Operating Revenues	$47,115	$45,830

Operating Expenses
Operation and Maintenance	22,759	19,531
Depreciation	5,684	5,187
Income Taxes	2,008	4,482
Taxes Other Than Income Taxes	5,133	4,796

Total Operating Expenses	35,584	33,996

Utility Operating Income	11,531	11,834

Other Income (Deductions), Net of Taxes
Gain on Property Transactions	1,029	440
Non-Water Sales Earnings	733	444
Allowance for Funds Used During Construction	476	470
Other	76	126

Total Other Income (Deductions), Net of Taxes	2,314	1,480

Interest and Debt Expenses
Interest on Long-Term Debt	4,016	3,909
Other Interest Charges	385	365
Amortization of Debt Expense	234	260

Total Interest and Debt Expense	4,635	4,534

Net Income Before Preferred Dividends	9,210	8,780
Preferred Stock Dividend Requirement	38	38

Net Income Applicable to Common Stock	$9,172	$8,742

Weighted Average Common Shares Outstanding:
Basic	7,956	7,718
Diluted	8,002	7,771
Earnings Per Common Share:
Basic	$1.15	$1.13
Diluted	$1.15	$1.12

Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	December 31, 2003	December 31, 2002

ASSETS
Net Property, Plant and Equipment	$238,927	$232,654
Current Assets	11,236	10,373
Regulatory and Other Long-Term Assets	27,383	21,772

Total Assets	$277,546	$264,799

CAPITALIZATION AND LIABILITIES
Common Shareholders’ Equity	$83,315	$79,975
Preferred Stock	847	847
Long-Term Debt, Excluding Current Portion	64,754	64,734
Current Portion of Long-Term Debt and Loans	9,954	7,192
Other Current Liabilities	5,157	8,286
Deferred Credits and Other Liabilities	113,519	103,765

Total Capitalization and Liabilities	$277,546	$264,799

     Connecticut Water Service, Inc. is the largest, domestic-based, investor-owned water utility in New England. It provides water to over 300,000 people in 42 towns in Connecticut and Massachusetts, as well as providing water-related services under contact to municipalities and companies.

     This press release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

     Our water companies are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.